Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Stefan Chkautovich, CFO
October 22, 2025	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR FIRST QUARTER OF FISCAL 2026;

DECLARES QUARTERLY DIVIDEND OF $0.25 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR THURSDAY, OCTOBER 23, AT 9:30 AM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the first quarter of fiscal 2026 of $15.7 million, an increase of $3.2 million or 25.6%, as compared to the same period of the prior fiscal year. The increase was due primarily to higher net interest income and slightly lower non-interest expense. This was partially offset by an increase in provision for credit loss (PCL) expense, lower noninterest income and higher provision for income taxes. Preliminary net income was $1.38 per fully diluted common share for the first quarter of fiscal 2026, an increase of $0.28 as compared to $1.10 per fully diluted common share reported for the same period of the prior fiscal year. During the first quarter of fiscal 2026, the Company engaged with a consultant to complete the re-negotiation of a significant Bank contract. The cost associated with this process totaled $572,000, and reduced after-tax net income by $444,000, or $0.04 per fully diluted common share during the current period, noted in further detail below.

Highlights for the first quarter of fiscal 2026:

●	Earnings per common share (diluted) were $1.38, up $0.28, or 25.5%, as compared to the same quarter a year ago, and down $0.01, or 0.7% from the fourth quarter of fiscal 2025, the linked quarter.

●	Annualized return on average assets (ROA) was 1.24%, while annualized return on average common equity (ROE) was 11.3%, as compared to 1.07% and 9.9%, respectively, in the same quarter a year ago, and 1.27% and 11.8%, respectively, in the fourth quarter of fiscal 2025, the linked quarter.

●	Net interest margin for the quarter was 3.57%, up from the 3.34% reported for the year ago period, and up from 3.47% reported for the fourth quarter of fiscal 2025, the linked quarter. Net interest income increased $5.8 million, or 15.7%, as compared to the same quarter a year ago, and increased $2.1 million, or 5.2%, as compared to the fourth quarter of fiscal 2025, the linked quarter.

●	PCL was $4.5 million during the first quarter of fiscal 2026, an increase of $2.3 million from the year ago period, and an increase of $2.0 million from the June 30, 2025, linked quarter. Provisioning and allowance activity is discussed in further detail below.

●	Gross loan balances increased by $91.2 million during the first quarter of fiscal 2026, or 2.2%, and increased by $225.2 million, or 5.7%, over the last twelve months.

●	Deposit balances decreased by $878,000 during the first quarter of fiscal 2026 and increased by $240.3 million, or 5.9%, over the last twelve months.

●	Tangible book value per share was $43.35 as of September 30, 2025, and increased by $5.09 or 13.3% during the last twelve months.

●	The Company repurchased 8,145 shares of its common stock in the first quarter of 2026 at an average price of $54.84 per share, for a total of $447,000. The average purchase price was 127% of our tangible book value as of September 30, 2025.

Dividend Declared:

The Board of Directors, on October 21, 2025, declared a quarterly cash dividend on common stock of $0.25, payable November 28, 2025, to stockholders of record at the close of business on November 14, 2025, marking the 126th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Thursday, October 23, 2025, at 9:30 a.m., central time. The call will be available live to interested parties by calling 1-833-470-1428 in the United States and from all other locations. Participants should use participant access code 205221. Telephone playback will be available beginning one hour following the conclusion of the call through October 28, 2025. The playback may be accessed by dialing 1-866-813-9403, and using the conference passcode 138492.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first three months of fiscal 2026, with total assets of $5.0 billion at September 30, 2025, reflecting an increase of $16.7 million, or 0.3%, as compared to June 30, 2025. Growth primarily resulted from an increase in net loans receivable, which was partially offset by a decrease in cash equivalents and time deposits and available for sale securities.

Cash equivalents and time deposits were $124.4 million at September 30, 2025, a decrease of $68.7 million, or 35.6%, as compared to June 30, 2025. This amount was used primarily to fund loan growth. Available for sale securities were $453.9 million at September 30, 2025, down $7.0 million, or 1.5%, as compared to June 30, 2025, as the Company was less active in reinvesting principal payments received.

Loans, net of the allowance for credit losses (ACL), were $4.1 billion at September 30, 2025, increasing by $90.7 million, or 2.2%, as compared to June 30, 2025. The Company noted growth in both the real estate and non-real estate portfolios. Real estate loan growth was primarily driven by increases in non-owner occupied commercial real estate, 1-4 residential real estate, and multi-family real estate loan balances. This was somewhat offset by a decrease in construction and land development loans, due to projects completed and transitioned to permanent financing, generally provided by the Company. In the non-real estate portfolio, growth was driven by seasonal agricultural production loan draws and modest growth in commercial and industrial loan balances. The table below illustrates changes in loan balances by type over recent periods:

Summary Loan Data as of:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2025	2025	2025	2024	2024

1-4 residential real estate	$1,021,300	$992,445	$978,908	$967,196	$942,916
Non-owner occupied commercial real estate	918,275	888,317	897,125	882,484	903,678
Owner occupied commercial real estate	454,265	442,984	440,282	435,392	438,030
Multi-family real estate	445,953	422,758	405,445	376,081	371,177
Construction and land development	283,912	332,405	323,499	393,388	351,481
Agriculture real estate	255,610	244,983	247,027	239,912	239,787
Total loans secured by real estate	3,379,315	3,323,892	3,292,286	3,294,453	3,247,069

Commercial and industrial	521,945	510,259	488,116	484,799	457,018
Agriculture production	229,338	206,128	186,058	188,284	200,215
Consumer	56,051	55,387	54,022	56,017	58,735
All other loans	5,094	5,102	3,216	3,628	3,699
Total loans	4,191,743	4,100,768	4,023,698	4,027,181	3,966,736

Deferred loan fees, net	—	(178)	(189)	(202)	(218)
Gross loans	4,191,743	4,100,590	4,023,509	4,026,979	3,966,518
Allowance for credit losses	(52,081)	(51,629)	(54,940)	(54,740)	(54,437)
Net loans	$4,139,662	$4,048,961	$3,968,569	$3,972,239	$3,912,081

Loans anticipated to fund in the next 90 days totaled $194.5 million at September 30, 2025, as compared to $224.1 million at June 30, 2025, and $168.0 million at September 30, 2024.

The Bank’s concentration in non-owner occupied commercial real estate loans is estimated at 295.7% of Tier 1 capital and ACL at September 30, 2025, as compared to 301.9% as of June 30, 2025, the linked quarter end, with these loans representing 39.3% of total loans at September 30, 2025. Multi-family residential real estate, hospitality (hotels/restaurants), care facilities, strip centers, retail stand-alone, and storage units are the most common collateral types within the non-owner occupied commercial real estate loan portfolio. The multi-family residential real estate loan portfolio commonly includes loans collateralized by properties currently in the low-income housing tax credit (LIHTC) program or that have exited the program. The hospitality and retail stand-alone segments include primarily franchised businesses; care facilities consisting mainly of skilled nursing and assisted living centers; and strip centers, which can be defined as non-mall shopping centers with a variety of tenants. Non-owner occupied office property types included 34 loans totaling $20.5 million, or 0.49% of total loans at September 30, 2025, none of which were adversely classified, and are generally comprised of smaller spaces with diverse tenants. The Company continues to monitor its commercial real estate concentration and its individual segments closely.

Nonperforming loans (NPLs) were $26.0 million, or 0.62% of gross loans, at September 30, 2025, as compared to $23.0 million, or 0.56% of gross loans at June 30, 2025. Nonperforming assets (NPAs) were $27.1 million, or 0.54% of total assets at September 30, 2025, as compared to $23.7 million, or 0.47% of total assets, at June 30, 2025. The change in NPAs was primarily attributable to the increase of $3.0 million in NPLs, as additions to NPLs were partially offset by net charge-offs. The increase in NPLs was primarily attributable to one commercial relationship consisting of two loans collateralized by commercial real estate and equipment, as well as three unrelated loans secured by one-to-four family residential properties, all of which were placed on nonaccrual status during the first quarter of fiscal 2026.

Our ACL at September 30, 2025, totaled $52.1 million, representing 1.24% of gross loans and 200% of nonperforming loans, as compared to an ACL of $51.6 million, representing 1.26% of gross loans and 224% of nonperforming loans, at June 30, 2025. The Company has estimated its expected credit losses as of September 30, 2025, under ASC 326-20, and management believes the ACL as of that date was adequate based on that estimate. There remains, however, significant economic uncertainty despite recent reductions in short-term interest rates as labor market conditions soften, while inflation remains above target. The increase in the ACL was primarily attributable to management’s assessment of reserve adequacy amid an evolving economic environment, additions to individually reviewed loans, loan growth, and slightly higher reserves required for pooled loans. This was partially offset by net charge-offs, which reduced the overall required reserves for individually evaluated loans. As a percentage of average loans outstanding, the Company recorded net charge offs of 0.36% (annualized) during the current quarter, as compared to 0.01% for the same quarter of the prior fiscal year, and 0.53% during the linked quarter. In the three-month period ended September 30, 2025, net charge offs were $3.7 million, which was primarily attributable to a $2.8 million charge-off associated with a special-purpose CRE relationship, which was reserved for in the prior fiscal year.

Total liabilities were $4.5 billion at September 30, 2025, an increase of $1.2 million, or 0.03%, as compared to June 30, 2025.

Deposits were $4.3 billion at September 30, 2025, a decrease of $878,000, little changed as compared to June 30, 2025. The deposit portfolio declined primarily in certificates of deposit and NOW accounts, as the Bank was less aggressive on deposit pricing given its excess funding position. This was partially offset by increases in savings and money market deposit accounts. The decrease in certificates of deposit was largely driven by a $33.2 million reduction in brokered certificates compared to the linked quarter. Brokered deposits totaled $220.5 million at September 30, 2025, a decrease of $14.6 million from June 30, 2025. Short-term brokered money market deposit accounts were utilized to partially replace the outflow of brokered certificates of deposit. Public unit balances totaled $537.4 million at September 30, 2025, a decrease of $13.5 million compared to June 30, 2025, due to expected seasonal decreases in these accounts. Compared to the same quarter a year ago, nonmaturity accounts increased $150.3 million, or 6.0%, and non-brokered certificates of deposits increased $150.7 million, or 12.0%. The average loan-to-deposit ratio for the first quarter of fiscal 2026 was 96.3%, as compared to 94.5% for the linked quarter, and 98.5% for the same quarter a year ago. The table below illustrates changes in deposit balances by type over recent periods:

Summary Deposit Data as of:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2025	2025	2025	2024	2024

Non-interest bearing deposits	$501,885	$508,110	$513,418	$514,199	$503,209
NOW accounts	1,098,921	1,132,298	1,167,296	1,211,402	1,128,917
MMDAs - non-brokered	334,492	329,837	345,810	347,271	320,252
Brokered MMDAs	20,024	1,414	2,013	3,018	12,058
Savings accounts	715,406	661,115	626,175	573,291	556,030
Total nonmaturity deposits	2,670,728	2,632,774	2,654,712	2,649,181	2,520,466

Certificates of deposit - non-brokered	1,409,332	1,414,945	1,373,109	1,310,421	1,258,583
Brokered certificates of deposit	200,430	233,649	233,561	251,025	261,093
Total certificates of deposit	1,609,762	1,648,594	1,606,670	1,561,446	1,519,676

Total deposits	$4,280,490	$4,281,368	$4,261,382	$4,210,627	$4,040,142

Public unit nonmaturity accounts	$424,391	$435,632	$472,010	$482,406	$447,638
Public unit certificates of deposit	112,963	115,204	103,741	83,506	62,882
Total public unit deposits	$537,354	$550,836	$575,751	$565,912	$510,520

FHLB advances were $102.0 million at September 30, 2025, a decrease of $2.0 million, or 2.0%, from June 30, 2025, due to maturing advances which were not renewed. For the quarter ended September 30, 2025, the Company continued to have no FHLB overnight borrowings at the end of the period.

The Company’s stockholders’ equity was $560.2 million at September 30, 2025, an increase of $15.5 million, or 2.9%, as compared to June 30, 2025. The increase was attributable primarily to earnings retained after cash dividends paid, in combination with a decrease in accumulated other comprehensive losses (AOCL) as the market value of the Company’s investments appreciated due to decreases in market interest rates. The AOCL decreased from $11.4 million at June 30, 2025, to $8.4 million at September 30, 2025. The Company does not hold any securities classified as held-to-maturity. The increase in stockholders’ equity was partially offset by

$447,000 utilized for repurchases of 8,145 shares of the Company’s common stock during the first fiscal quarter of 2026 at an average price of $54.84 per share.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended September 30, 2025, was $42.4 million, an increase of $5.8 million, or 15.7%, as compared to the same period of the prior fiscal year. The increase was attributable to an 8.1% increase in the average balance of interest-earning assets in the current three-month period, as compared to the same period a year ago, and a 23 basis point increase in net interest margin, from 3.34% to 3.57%, as the cost of interest-bearing liabilities decreased by 28 basis points, in addition to a one basis point increase in the yield earned on interest earning assets.

Loan discount accretion and liability premium amortization related to the November 2018 acquisition of First Commercial Bank, the May 2020 acquisition of Central Federal Savings & Loan Association, the February 2022 merger of FortuneBank, and the January 2023 acquisition of Citizens Bank & Trust resulted in $876,000 in net interest income for the three-month period ended September 30, 2025, as compared to $959,000 in net interest income for the same period a year ago. Combined, this component of net interest income contributed seven basis points to net interest margin in the three-month period ended September 30, 2025, as compared to a nine-basis point contribution for the same period of the prior fiscal year, and as compared to a five-basis point contribution in the linked quarter ended June 30, 2025, when net interest margin was 3.47%.

The Company recorded a PCL of $4.5 million in the three-month period ended September 30, 2025, as compared to a PCL of $2.2 million in the same period of the prior fiscal year. The current period PCL was the result of a $4.1 million provision attributable to the ACL for loan balances outstanding and a $359,000 provision attributable to the allowance for off-balance sheet credit exposures. The factors considered when estimated and required ACL and PCL for loan balances outstanding is detailed above in the “Balance Sheet Summary” and the PCL for off-balance sheet credit exposure was primarily attributable to an increase in unfunded balances and an increase in required reserves for pooled loans.

The Company’s noninterest income for the three-month period ended September 30, 2025, was $6.6 million, a decrease of $601,000, or 8.4%, as compared to the same period of the prior fiscal year. The decrease was primarily attributable to other loan fees and net realized gains on sale of loans driven by lower volume of SBA production and sales. Other loan fees declined, reflecting a refinement of our fee recognition under ASC 310-20, Receivables – Nonrefundable Fees and Other Costs, with a greater portion now recognized in interest income over the life of the loan. These decreases were partially offset by an increase in deposit account charges and related fees, wealth management fees, and other non-interest income. Other non-interest income increased primarily due to the recognition of modest losses on the disposal of fixed assets in the year ago period, attributable to various equipment disposals, with no similar activity in the current quarter.

Noninterest expense for the three-month period ended September 30, 2025, was $25.1 million, a decrease of $790,000, or 3.1%, as compared to the same period of the prior fiscal year. In the current quarter, this decrease in noninterest expense was attributable primarily to lower compensation and benefits, legal and professional fees, and telecommunication expenses. The decrease in compensation and benefits expense was primarily driven by the aforementioned refinement in the application of ASC 310-20, under which a larger portion of loan origination costs, including related compensation, is being deferred and recognized as a reduction of interest income over the life of the loan. Legal and professional fees decreased from the prior-year period, which had included $840,000 of costs related to a performance improvement project designed to enhance the Bank’s operations and revenue performance. In the first quarter of fiscal 2026, legal and professional fees included $572,000 of consulting costs associated with the negotiation of a new contract with a key vendor. These decreases were partially offset by higher data processing costs, deposit insurance premiums, and various minor increases across other expense categories.

The efficiency ratio for the three-month period ended September 30, 2025, was 51.1%, as compared to 59.0% in the same period of the prior fiscal year. The improvement was driven by increased net interest income, coupled with a modest decline in noninterest expenses.

The income tax provision for the three-month period ended September 30, 2025, was $3.8 million, an increase of 12.2%, as compared to the same period of the prior fiscal year, primarily due to the increase in net income before income taxes. The effective tax rate for the quarter was 19.5%, compared to 21.3% in the same quarter of the prior fiscal year. The lower rate was due to the absence of merger-related tax accrual adjustments that elevated the same period of the prior fiscal year’s rate, combined with the impact of lower state tax rates and a revised apportionment methodology, in the current period. The current quarter also benefited from the recognition of tax credits under the proportional amortization method in accordance with ASC 2023-02.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: expected cost savings, synergies and other benefits from our merger and acquisition activities, including our recently completed acquisitions, might not be realized within the anticipated time frames, to the extent anticipated, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention and labor shortages, might be greater than expected and goodwill impairment charges might be incurred; potential adverse impacts to economic conditions both nationally and in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and inflation, including the effects of a potential recession whether caused by Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) actions or otherwise or slowed economic growth caused by changes in oil prices or supply chain disruptions; the impact of monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the ACL on loans; our ability to access cost-effective funding and maintain sufficient liquidity; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; fluctuations in real estate values in both residential and commercial real estate markets, as well as agricultural business conditions; fluctuations in the demand for loans and deposits, including our ability to attract and retain deposits; the impact of a federal government shutdown; legislative or regulatory changes that adversely affect our business; the effects of climate change, severe weather events, other natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates; changes in accounting principles, policies, or guidelines; results of examinations of us by our regulators, including the impact on FDIC insurance premiums and the possibility that our regulators may, among other things, require an increase in our reserve for credit losses on loans or a write-down of assets; the impact of technological changes and an inability to keep pace with the rate of technological advances; the inability of key third party providers to perform their obligations to us; cyber threats, such as phishing, ransomware, and insider attacks, which can lead to financial loss, reputational damage, and regulatory penalties if sensitive customer data and critical infrastructure are not adequately protected; our ability to retain key members of our management team; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Non-GAAP Financial Measures:

Tangible common equity and tangible book value per common share are financial measures determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). These non-GAAP financial measures are supplemental and are not intended to be a substitute for analyses based on GAAP measures. As other companies may utilize different methodologies for calculating these measures, this presentation may not be comparable to similarly titled measures used by other institutions.

Tangible common equity is calculated by excluding intangible assets from common stockholders’ equity. Tangible book value per common share is calculated by dividing tangible common equity by common shares outstanding, less restricted common shares not vested. For comparison, book value per common share is calculated by dividing common stockholders’ equity by common shares outstanding, less restricted common shares not vested. This approach is consistent with the treatment applied by bank regulatory agencies, which generally exclude intangible assets from the calculation of risk-based capital ratios.

Each of these non-GAAP financial measures provides information considered important to investors and is useful in understanding the Company’s capital position. Calculations of tangible common equity and tangible book value per common share to the corresponding GAAP measures of common stockholders’ equity and book value per common share are presented below.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands, except per share data)	2025	2025	2025	2024	2024

Cash equivalents and time deposits	$124,358	$193,105	$227,136	$146,078	$75,591
Available for sale (AFS) securities	453,855	460,844	462,930	468,060	420,209
FHLB/FRB membership stock	18,489	18,500	18,269	18,099	18,064
Loans held for sale	277	431	—	—	—
Loans receivable, gross	4,191,743	4,100,590	4,023,509	4,026,979	3,966,518
Allowance for credit losses	52,081	51,629	54,940	54,740	54,437
Loans receivable, net	4,139,662	4,048,961	3,968,569	3,972,239	3,912,081
Bank-owned life insurance	76,240	75,691	75,156	74,643	74,119
Intangible assets	72,866	73,721	74,677	75,399	76,340
Premises and equipment	95,211	95,982	95,987	96,418	96,087
Other assets	55,374	52,372	53,772	56,738	56,709
Total assets	$5,036,332	$5,019,607	$4,976,496	$4,907,674	$4,729,200

Interest-bearing deposits	$3,778,605	$3,773,258	$3,747,964	$3,696,428	$3,536,933
Noninterest-bearing deposits	501,885	508,110	513,418	514,199	503,209
Securities sold under agreements to repurchase	20,000	15,000	15,000	15,000	15,000
FHLB advances	102,029	104,052	104,072	107,070	107,069
Other liabilities	50,371	51,287	44,057	39,424	38,191
Subordinated debt	23,221	23,208	23,195	23,182	23,169
Total liabilities	4,476,111	4,474,915	4,447,706	4,395,303	4,223,571

Total stockholders’ equity	560,221	544,692	528,790	512,371	505,629

Total liabilities and stockholders’ equity	$5,036,332	$5,019,607	$4,976,496	$4,907,674	$4,729,200

Equity to assets ratio	11.12%	10.85%	10.63%	10.44%	10.69%

Common shares outstanding	11,290,667	11,299,467	11,299,962	11,277,167	11,277,167
Less: Restricted common shares not vested	48,675	50,163	50,658	46,653	56,553
Common shares for book value determination	11,241,992	11,249,304	11,249,304	11,230,514	11,220,614

Book value per common share	$49.83	$48.42	$47.01	$45.62	$45.06
Less: Intangible assets per common share	6.48	6.55	6.64	6.71	6.80
Tangible book value per common share (1)	43.35	41.87	40.37	38.91	38.26
Closing market price	52.56	54.78	52.02	57.37	56.49

(1)   Non-GAAP financial measure.

Nonperforming asset data as of:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2025	2025	2025	2024	2024

Nonaccrual loans	$26,031	$23,040	$21,970	$8,309	$8,206
Accruing loans 90 days or more past due	—	—	—	—	—
Total nonperforming loans	26,031	23,040	21,970	8,309	8,206
Other real estate owned (OREO)	1,006	625	1,775	2,423	3,842
Personal property repossessed	45	32	56	37	21
Total nonperforming assets	$27,082	$23,697	$23,801	$10,769	$12,069

Total nonperforming assets to total assets	0.54%	0.47%	0.48%	0.22%	0.26%
Total nonperforming loans to gross loans	0.62%	0.56%	0.55%	0.21%	0.21%
Allowance for credit losses to nonperforming loans	200.07%	224.08%	250.07%	658.80%	663.38%
Allowance for credit losses to gross loans	1.24%	1.26%	1.37%	1.36%	1.37%

Performing modifications to borrowers experiencing financial difficulty	$27,072	$26,642	$23,304	$24,083	$24,340

	For the three-month period ended
Quarterly Summary Income Statement Data:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands, except per share data)	2025	2025	2025	2024	2024

Interest income:
Cash equivalents	$1,114	$1,698	$1,585	$784	$77
AFS securities and membership stock	5,456	5,586	5,684	5,558	5,547
Loans receivable	66,460	63,354	62,656	63,082	61,754
Total interest income	73,030	70,638	69,925	69,424	67,378
Interest expense:
Deposits	28,940	28,644	28,795	29,538	28,796
Securities sold under agreements to repurchase	200	191	189	226	160
FHLB advances	1,081	1,080	1,076	1,099	1,327
Subordinated debt	391	390	386	418	434
Total interest expense	30,612	30,305	30,446	31,281	30,717
Net interest income	42,418	40,333	39,479	38,143	36,661
Provision for credit losses	4,500	2,500	932	932	2,159
Noninterest income:
Deposit account charges and related fees	2,365	2,156	2,048	2,237	2,184
Bank card interchange income	1,530	1,839	1,341	1,301	1,500
Loan servicing fees	263	167	224	232	286
Other loan fees	194	917	843	944	1,063
Net realized gains on sale of loans	175	143	114	133	361
Net realized gains on sale of AFS securities	—	—	48	—	—
Earnings on bank owned life insurance	548	533	512	522	517
Insurance brokerage commissions	319	368	340	300	286
Wealth management fees	851	825	902	843	730
Other noninterest income	328	332	294	353	246
Total noninterest income	6,573	7,280	6,666	6,865	7,173
Noninterest expense:
Compensation and benefits	13,065	13,852	13,771	13,737	14,398
Occupancy and equipment, net	3,788	3,745	3,869	3,585	3,688
Data processing expense	2,513	2,573	2,359	2,224	2,171
Telecommunications expense	347	312	330	354	427
Deposit insurance premiums	620	601	674	588	472
Legal and professional fees	1,075	1,165	603	619	1,208
Advertising	614	551	530	442	547
Postage and office supplies	300	336	350	283	305
Intangible amortization	857	857	889	897	897
Foreclosed property expenses, net	58	(18)	37	73	12
Other noninterest expense	1,814	2,002	1,979	2,074	1,715
Total noninterest expense	25,051	25,976	25,391	24,876	25,840
Net income before income taxes	19,440	19,137	19,822	19,200	15,835
Income taxes	3,790	3,351	4,139	4,547	3,379
Net income	15,650	15,786	15,683	14,653	12,456
Less: Distributed and undistributed earnings allocated
to participating securities	67	71	71	61	62
Net income available to common shareholders	$15,583	$15,715	$15,612	$14,592	$12,394

Basic earnings per common share	$1.39	$1.40	$1.39	$1.30	$1.10
Diluted earnings per common share	1.38	1.39	1.39	1.30	1.10
Dividends per common share	0.25	0.23	0.23	0.23	0.23
Average common shares outstanding:
Basic	11,247,000	11,250,000	11,238,000	11,231,000	11,221,000
Diluted	11,272,000	11,270,000	11,262,000	11,260,000	11,240,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2025	2025	2025	2024	2024

Interest-bearing cash equivalents	$97,948	$151,380	$143,206	$64,976	$5,547
AFS securities and membership stock	493,125	498,491	508,642	479,633	460,187
Loans receivable, gross	4,118,859	4,018,769	4,003,552	3,989,643	3,889,740
Total interest-earning assets	4,709,932	4,668,640	4,655,400	4,534,252	4,355,474
Other assets	302,630	299,217	290,739	291,217	283,056
Total assets	$5,012,562	$4,967,857	$4,946,139	$4,825,469	$4,638,530

Interest-bearing deposits	$3,741,361	$3,727,836	$3,737,849	$3,615,767	$3,416,752
Securities sold under agreements to repurchase	18,043	15,000	15,000	15,000	12,321
FHLB advances	102,410	104,053	106,187	107,054	123,723
Subordinated debt	23,215	23,201	23,189	23,175	23,162
Total interest-bearing liabilities	3,885,029	3,870,090	3,882,225	3,760,996	3,575,958
Noninterest-bearing deposits	533,809	524,860	513,157	524,878	531,946
Other noninterest-bearing liabilities	41,937	37,014	31,282	31,442	33,737
Total liabilities	4,460,775	4,431,964	4,426,664	4,317,316	4,141,641

Total stockholders’ equity	551,787	535,893	519,475	508,153	496,889

Total liabilities and stockholders’ equity	$5,012,562	$4,967,857	$4,946,139	$4,825,469	$4,638,530

Return on average assets	1.24%	1.27%	1.29%	1.20%	1.07%
Return on average common stockholders’ equity	11.3%	11.8%	12.2%	11.4%	9.9%

Net interest margin	3.57%	3.47%	3.44%	3.34%	3.34%
Net interest spread	3.02%	2.93%	2.91%	2.77%	2.73%

Efficiency ratio	51.1%	54.6%	55.1%	55.3%	59.0%